Preliminary Pricing Supplement No. 16,604

Registration Statement Nos. 333-293641; 333-293641-01

Dated June 15, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Buffered Jump Securities with Auto-Callable Feature due June 29, 2029

Based on the Performance of the Euronext Semiconductors & AI 10 Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying product supplement, tax supplement and prospectus, as supplemented or modified by this document. The securities do not provide for the regular payment of interest.

￭Automatic early redemption. The securities will be automatically redeemed if the closing level of the underlier is greater than or equal to the call threshold level on the first determination date for the early redemption payment. No further payments will be made on the securities once they have been automatically redeemed.

￭Payment at maturity. If the securities have not been automatically redeemed prior to maturity and the final level is greater than the initial level, investors will receive the stated principal amount plus the upside payment. If the final level is equal to or less than the initial level but is greater than or equal to the buffer level, investors will receive only the stated principal amount at maturity. If, however, the final level is less than the buffer level, investors will lose 1% for every 1% decline in the level of the underlier beyond the specified buffer amount. Under these circumstances, the payment at maturity will be less, and may be significantly less, than the stated principal amount of the securities, subject to the minimum payment at maturity.

￭For additional information about the Euronext Semiconductors & AI 10 Index, see the information set forth under “Annex A – Euronext Semiconductors & AI 10 Index” below.

￭The securities are for investors who are willing to risk their principal and forgo current income in exchange for the buffer feature and the possibility of receiving an early redemption payment or payment at maturity that exceeds the stated principal amount. Investors in the securities must be willing to accept the risk of losing a significant portion of their initial investment. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underlier:	Euronext Semiconductors & AI 10 Index (the “underlying index”)
Strike date:	June 26, 2026
Pricing date:	June 26, 2026
Original issue date:	July 1, 2026
Final determination date:	June 26, 2029, subject to postponement for non-trading days and certain market disruption events
Maturity date:	June 29, 2029
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $955.60 per security, or within $45.00 of that estimate. See “Estimated Value of the Securities” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated April 8, 2026

Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities

Terms continued from the previous page
Automatic early redemption:

If, on the first determination date, the closing level of the underlier is greater than or equal to the call threshold level, the securities will be automatically redeemed for the early redemption payment on the early redemption date. No further payments will be made on the securities once they have been automatically redeemed.

First determination date:	June 29, 2027, subject to postponement for non-trading days and certain market disruption events
Call threshold level:	, which is 100% of the initial level
Early redemption payment:	$1,150 per security
Early redemption date:	July 2, 2027
Payment at maturity per security:

If the securities have not been automatically redeemed prior to maturity, investors will receive a payment at maturity determined as follows:

•If the final level is greater than the initial level:

stated principal amount + upside payment

•If the final level is equal to or less than the initial level but is greater than or equal to the buffer level:

stated principal amount

•If the final level is less than the buffer level:

stated principal amount × (performance factor + buffer amount)

Under these circumstances, the payment at maturity will be less, and may be significantly less, than the stated principal amount, subject to the minimum payment at maturity.

Final level:	The closing level of the underlier on the final determination date
Initial level:	, which is the closing level of the underlier on the strike date
Upside payment:	stated principal amount × participation rate × underlier percent change
Participation rate:	200%
Underlier percent change:	(final level – initial level) / initial level
Buffer level:	, which is 75% of the initial level*
Buffer amount:	25%
Minimum payment at maturity:	25% of the stated principal amount
Performance factor:	final level / initial level
CUSIP:	61781GLT6
ISIN:	US61781GLT66
Listing:	The securities will not be listed on any securities exchange.

*As necessary, calculated levels will be rounded to three decimal places.

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Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. Our estimate of the value of the securities as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the securities will be automatically redeemed with respect to the first determination date and how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the securities are automatically redeemed prior to maturity will be determined by reference to the closing level of the underlier on the first determination date. The payment at maturity will be determined by reference to the closing level of the underlier on the final determination date. The actual initial level, call threshold level and buffer level will be determined on the strike date. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial level:	100.00*
Hypothetical call threshold level:	100.00, which is 100% of the hypothetical initial level
Hypothetical buffer level:	75.00, which is 75% of the hypothetical initial level
Buffer amount:	25%
Minimum payment at maturity:	25% of the stated principal amount
Early redemption payment:	$1,150 per security
Participation rate:	200%

*The hypothetical initial level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual initial level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

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How to determine whether the securities will be automatically redeemed with respect to the first determination date:

	Closing Level of the Underlier on the First Determination Date	Early Redemption Payment
Example #1	50.00 (less than the call threshold level)	N/A
Example #2	130.00 (greater than or equal to the call threshold level)	$1,150

In example #1, because the closing level of the underlier is less than the call threshold level on the first determination date, the securities are not automatically redeemed on the early redemption date.

In example #2, because the closing level of the underlier is greater than or equal to the call threshold level on the first determination date, the securities are automatically redeemed on the early redemption date for the early redemption payment. Investors do not participate in any appreciation of the underlier. No further payments are made on the securities once they have been automatically redeemed.

If the closing level of the underlier is less than the call threshold level on the first determination date, the securities will not be automatically redeemed prior to maturity.

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How to calculate the payment at maturity (if the securities have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Final Level	Payment at Maturity per Security
Example #1	110.00 (greater than the initial level)	stated principal amount + upside payment = stated principal amount + (stated principal amount × participation rate × underlier percent change) = $1,000 + ($1,000 × 200% × 10%) = $1,200
Example #2	95.00 (equal to or less than the initial level but greater than or equal to the buffer level)	$1,000
Example #3	30.00 (less than the buffer level)	$1,000 × (performance factor + buffer amount) = $1,000 × [(30.00 / 100.00) + 25%] = $550.00

In example #1, the final level is greater than the initial level. Therefore, investors receive at maturity the stated principal amount plus 200% of the appreciation of the underlier over the term of the securities.

In example #2, the final level is equal to or less than the initial level but is greater than or equal to the buffer level. Therefore, investors receive at maturity the stated principal amount.

In example #3, the final level is less than the buffer level. Therefore, investors receive at maturity a payment that reflects a loss of 1% of principal for each 1% decline in the level of the underlier beyond the buffer amount.

If the securities have not been automatically redeemed prior to maturity and the final level is less than the buffer level, you will be exposed to the negative performance of the underlier beyond the buffer amount at maturity, and your payment at maturity will be less, and may be significantly less, than the stated principal amount.

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Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities provide for only the minimum payment at maturity and do not pay interest. The terms of the securities differ from those of ordinary debt securities in that they provide for only the minimum payment at maturity and do not pay interest. If the securities have not been automatically redeemed prior to maturity and the final level is less than the buffer level, the payout at maturity will be an amount in cash that is less than the stated principal amount of each security, and you will lose an amount proportionate to the full decline in the level of the underlier over the term of the securities beyond the buffer amount. You could lose a significant portion of your initial investment in the securities.

￭If the securities are automatically redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment specified for the first determination date. If the closing level of the underlier is greater than or equal to the call threshold level on the first determination date, the appreciation potential of the securities is limited by the fixed early redemption payment, and no further payments will be made on the securities once they have been redeemed. If the securities are automatically redeemed prior to maturity, you will not participate in any appreciation of the underlier, which could be significant. The fixed early redemption payment may be less than the payment at maturity you would receive for the same level of appreciation of the underlier had the securities not been automatically redeemed and instead remained outstanding until maturity.

￭The securities are subject to early redemption risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are automatically redeemed prior to maturity, you will receive no further payments on the securities, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed prior to the first determination date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in such composition;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the buffer level, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of the underlier will be greater than or equal to the call threshold level on the first determination date so that the securities will be automatically redeemed for the early redemption payment prior to maturity, or that the final level will be greater than or equal to the buffer level so that you do not suffer a loss on your initial investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness.

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Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the

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accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier(s), in addition to any risks described further below, the securities are subject to the following risk(s) discussed in more detail in the accompanying product supplement.

oAdjustments to an underlying index could adversely affect the value of the securities.

oThere are risks associated with investments in securities linked to the value of foreign equity securities.

oSecurities linked to certain underliers are subject to currency exchange risk.

￭The securities are subject to risks associated with investments in securities with a concentration in the semiconductor sector. All or substantially all of the equity securities constituting the Euronext Semiconductors & AI 10 Index are issued by companies whose primary business is directly associated with the semiconductor sector. Competitive pressures may have a significant effect on the financial condition of companies in the semiconductor sector. As product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. Many semiconductor companies may not successfully introduce new products, develop and maintain a loyal customer base or achieve general market acceptance for their products, and failure to do so could have a material adverse effect on their business, results of operations and financial condition. Reduced demand for end-user products, underutilization of manufacturing capacity, and other factors could adversely impact the operating results of companies in the semiconductor sector. Semiconductor companies typically face high capital costs and these companies may need additional financing, which may be difficult to obtain. They also may be subject to risks relating to research and development costs and the availability and price of components. Moreover, they may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. Some of the companies involved in the semiconductor sector are also engaged in other lines of business unrelated to the semiconductor business, and they may experience problems with these lines of business, which could adversely affect their operating results. The international operations of many semiconductor companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor sector is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly. Companies in the semiconductor sector also may be subject to competition from new market entrants. The stock prices of companies in the semiconductor sector have been and will likely continue to be extremely volatile compared to the overall market. The Euronext Semiconductors & AI 10 Index may therefore be subject to increased price volatility, as they may be more susceptible to adverse economic, market, political or regulatory events affecting this particular industry and market sector.

￭The securities are subject to risks associated with investments in securities with a concentration in the artificial intelligence industry. All or substantially all of the equity securities that make up the underlying index consist of companies whose products, technologies or business operations are closely tied to the artificial intelligence industry. As a result, the equity securities are subject to certain risks applicable to the artificial intelligence industry. The value of the equity securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting the artificial intelligence industry than a different investment linked to equity securities that are more broadly diversified. The equity securities that make up the underlying index may have limited product lines, markets, financial resources or personnel, while engaging in significant amounts of spending on research and development. Companies whose products support artificial intelligence may face intense competition and potentially rapid product obsolescence. They also may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. In addition, artificial intelligence technology could face increasing regulatory scrutiny in the future, which may limit the development of this technology and impede the growth of companies that develop and/or utilize this technology. Similarly, the collection of data from consumers and other sources could face increased scrutiny as regulators consider how the data is collected, stored, safeguarded and used. Companies with significant exposure to the artificial intelligence industry may face increased risk from trade agreements between countries that develop these technologies and countries in which customers of these technologies are based. Lack of resolution or potential imposition of trade tariffs may hinder the companies’ ability to successfully deploy their inventories. The customers and/or suppliers of these companies may be concentrated in a particular country, region or industry. Any adverse event affecting one of these countries, regions or industries could have a negative impact on these companies.

￭The underlier was established on February 17, 2026 and therefore has very limited operating history. The performances of the underlier and some of the component data have been retrospectively simulated for the period from January 1, 2021 to February 16, 2026. As such, performance for periods prior to the establishment of the underlier has been retrospectively simulated by Euronext N.V. on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the

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performance of the underlier existed at any time during the period of the retrospective simulation. The methodology used for the calculation and retrospective simulation of the underlier has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

￭As the underlier is new and has very limited historical performance, any investment in the underlier may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlier prior to February 17, 2026 is hypothetical and back-tested, as the underlier did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oEuronext N.V. developed the rules of the underlier with the benefit of hindsight - that is, with the benefit of being able to evaluate how the underlier rules would have caused the underlier to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlier might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this document are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlier will rise or fall. The actual future performance of the underlier may bear little relation to the historical or hypothetical back-tested levels of the underlier.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

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Historical Information

Euronext Semiconductors & AI 10 Index Overview

Bloomberg Ticker Symbol: ENSEAIPR

The Euronext Semiconductors & AI 10 Index is an equally weighted index that aims to mirror the price movements of shares of US and Eurozone-listed companies involved in semiconductors or AI-related activities. The Euronext Semiconductors & AI 10 Index is a price return index, and accordingly reflects the changes in the market prices of the constituents, but does not reinvest ordinary dividend payments on the constituents in the Euronext Semiconductors & AI 10 Index. The underlying index publisher with respect to the Euronext Semiconductors & AI 10 Index is Euronext N.V., or any successor thereof. The Euronext Semiconductors & AI 10 Index was first published on February 17, 2026 with a base value of 1,000 as of December 31, 2009. For additional information about the Euronext Semiconductors & AI 10 Index, see the information set forth under “Annex A — Euronext Semiconductors & AI 10 Index” below.

The closing level of the underlier on June 9, 2026 was 171,255.00. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Levels January 1, 2021* to June 9, 2026

*The red vertical line indicates February 17, 2026, which is the date on which the underlier was established. All information regarding the underlier prior to February 17, 2026 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, tax supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

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Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the tax supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the tax supplement or in the prospectus. Each of the product supplement, the tax supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.

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Buffered Jump Securities with Auto-Callable Feature Principal at Risk Securities

Annex A — The Euronext Semiconductors & AI 10 Index

All information contained in this pricing supplement regarding the Euronext Semiconductors & AI 10 Index (the “ENSEAIPR Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information. This information reflects the policies of and is subject to change by Euronext N.V. (“Euronext”). Euronext has no obligation to continue to publish, and may discontinue publication of, the ENSEAIPR Index.

The ENSEAIPR Index is reported by Bloomberg L.P. under the ticker symbol “ENSEAIPR”.

The ENSEAIPR Index is an index calculated, published and disseminated by Euronext. The ENSEAIPR Index is an equally weighted index that aims to mirror the price movements of shares of US and Eurozone-listed companies involved in semiconductors or AI-related activities. The ENSEAIPR Index is a price return index, and accordingly reflects the changes in the market prices of the constituents, but does not reinvest ordinary dividend payments on the constituents in the ENSEAIPR Index. Euronext acts as a supervisor of the ENSEAIPR Index and is responsible for setting the rules and the periodical selection.

Review Selection

Index Universe

The universe of the ENSEAIPR Index consists of companies listed on developed markets, as defined by Euronext under the Euronext Index Market Classification Framework. Euronext employs a rule-based methodology to classify countries as either developed- or out-of-scope markets. Any changes to the universe are published in the month of June and are effective as of the September review.

For this analysis, Euronext considers economic development, governance and political stability, and market materiality and tradability. Only countries fulfilling the economic development criteria pass on to the governance indicator filter and then the remaining ones to the materiality and tradability analysis. To fulfill the economic development criteria, a country must be classified as an Advanced Economy by the International Monetary Fund (IMF), as defined by its yearly World Economic Outlook analysis. To pass the governance indicator filter, a country must have a positive composite estimate of political stability, regulatory quality and control of corruption based on the World Bank’s Worldwide Governance Indicators.

The criteria of the materiality and tradability analysis are as follows. A country must have equity markets containing a minimum of three companies of at least three billion USD full market capitalization. Such companies must also have one and a half billion free float market capitalization and have an annual traded value ratio of at least 20%, indicating that such companies are actively traded and not illiquid. The cut-off date for these figures is defined as the penultimate Friday of May.

As a last step, a discretionary filter is used to look at individual countries in more detail regarding their openness to foreign investors, stability infrastructure, transparency, and costs. The analysis is based, but not limited to, metrics such as market sentiment, settlement models, availability of omnibus accounts, in-kind transfers, capital controls, and custody proceedings that might hinder international investors from participating in such a market.

If a company is admitted to listing in more than one market or if it is admitted in various forms of listings, a main listing is determined by Euronext based on the relevant volumes, the country of incorporation and the listing perceived or presented as primary, without implying any order of priority among these factors. To be included in the universe, a secondary stock exchange or market segment within an already eligible country must have at least 0.010% of the investable market capitalization. The investable market capitalization is defined as the sum of the market capitalization of all eligible securities currently in the universe. If an exchange meets all other criteria but does not satisfy the materiality threshold, it will be reassessed annually in June after a one-year waiting period. Once an exchange is included, it will not be required to meet the materiality test again unless there is a significant regulatory or market change.

Eligibility Screenings at Reviews and Selection Ranking

The companies listed below are eligible for inclusion in the ENSEAIPR Index.

●BE Semiconductor Industries N.V.

●ASML Holding N.V.

●Advanced Micro Devices, Inc.

●Applied Materials, Inc.

●Micron Technology, Inc.

●Marvell Technology, Inc.

●NVIDIA Corporation

●KLA Corporation

●Lam Research Corporation

●Arm Holdings plc

As of June 11, 2026, all eligible companies are selected for inclusion. Other than under the limited circumstances defined under “Review Selection—Selection of Constituents at Reviews” and “Corporate Actions” below, no company will be removed from the ENSEAIPR Index, and no company will be added to the ENSEAIPR Index.

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Selection of Constituents at Reviews

The composition of the ENSEAIPR Index is reviewed on a quarterly basis. At such quarterly reviews, any companies that are included in the ENSEAIPR Index which no longer meet the continuous eligibility requirements listed under “Review Selection—Index Universe” above and “Corporate Actions” below will be removed. No other changes to the composition of the ENSEAIPR Index will be made.

The review cut-off date, on which relevant data are gathered that will serve as basis for the periodical review of the ENSEAIPR Index, is after market close on the penultimate Friday of February, May, August and November. The date on which the changes relating to the periodical review are effectuated in the ENSEAIPR Index, is after the market close of the third Friday of March, June, September and December (the “Review Effective Date”). The results of quarterly reviews are announced on the review announcement date, which is at least two trading days before the Review Effective Date.

Periodical Weighting Update

The ENSEAIPR Index is a non-market capitalization weighted index and is based on equal weight. Upon a change in the composition of the ENSEAIPR Index, new weightings are calculated such that each constituent will have an equal weight. The number of shares for a company used in calculating the ENSEAIPR Index (see “Calculation” below) are adjusted for corporate actions before the Review Effective Date in line with the treatment described under “Corporate Actions” below. The review weighting announcement date, which is two days before the Review Effective Date, is the date on which, after the market close, the full details of the companies constituting the ENSEAIPR Index are announced. These details include the numbers of shares of all companies that will be included in the ENSEAIPR Index. Free float and capping factors are not applicable to the ENSEAIPR Index.

Calculation

The ENSEAIPR is calculated on a price return basis using the formula below.

Where:

t	Time of calculation
N	Number of constituent equities in the ENSEAIPR Index
Qi,t	Number of shares of equity i included in the ENSEAIPR Index on day
Fi,t	Free float factor of equity i
Ci,t	Capping factor of equity i
Pi,t	Price of equity i on t
Xi,t	Current exchange rate on t
dt	Divisor of the index on day t

The number of shares is determined such that each company in the ENSEAIPR Index has a specific pre-defined weight based on the closing prices of the companies to be included in the ENSEAIPR Index on the review weighting date, which is three days before the Review Effective Date. Free float and capping factors are not applicable to the ENSEAIPR Index. As such, the applicable free float factor and capping factor will be set to 1.

The base date for the ENSEAIPR Index is December 31, 2009 and the base value was 1,000.

The ENSEAIPR Index is calculated in the Euro (the “Base Currency”). Prices in other currencies than the Base Currency will be converted to the Base Currency using the last known exchange rate observed on LSEG. Closing prices will be converted based on the most recent WMR spot rates, which are published each business day at approximately 5:00 p.m. CET.

Corporate Actions

The ENSEAIPR Index may be adjusted in order to maintain the continuity of the index level and the composition. The underlying aim is that the ENSEAIPR Index continues to reflect as closely as possible the value of the underlying portfolio.

Adjustments take place in reaction to events that occur with constituents in order to mitigate or eliminate the effect of that event on the ENSEAIPR Index.

A constituent may be removed from the ENSEAIPR Index when a cash offer has become unconditional and the acquirer has obtained control of more than 85% of the shares of the target company. The removal will take place after the close of the second full business day following the offer becoming unconditional. If a company is removed from the ENSEAIPR Index, the divisor will be adapted to maintain the ENSEAIPR Index level. A company removed from the ENSEAIPR Index following an acquisition in cash will be removed using the last known traded price. In case the company is suspended on the day of removal the price of the offer will be used.

In the event of a merger, acquisition or similar situation where the bid is made in the form of shares, the constituent will be replaced by the newly formed company, provided that the offer is unconditional and such company will be included in the ENSEAIPR Index and

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complies with the continuous eligibility criteria as defined under “Review Selection” above. The replacement will take place in line with the schedule of the transaction. The replacement of the shares of the ENSEAIPR Index constituent by the shares of the newly formed company will be executed on the basis of the bid ratio.

In case the company will not be included in the ENSEAIPR Index or does not comply with the continuous eligibility criteria as defined under “Review Selection” above while the bid has become unconditional, the target company will be removed from the ENSEAIPR Index. The removal will take place with effect after the close of the second full business day following the offer becoming unconditional.

In case a of a mixed bid of cash and shares Euronext will treat the bid as a share bid if the share part amounts to at least 75% of the offer price, on the day of the publication of the terms of the offer. The replacement of the shares of the ENSEAIPR Index constituent by the shares of the company that continues to be traded will be executed on the basis of the bid ratio. The divisor will be adapted only for the cash part of the offer price.

Euronext reserves the right to apply a specific treatment in non-standard situations. This includes (but is not limited to) competing bids with differing closing dates or structures and takeovers in which a company as result of the transaction lacks any meaningful assets (as determined by Euronext in its sole discretion), whether effected by way of a direct acquisition by the issuer or a subsidiary, an acquisition by a new holding company of the issuer, a legal merger, demerger or otherwise, of a business, a company or assets which in substance results in a fundamental change in the business.

A separate announcement detailing the specific treatment will be issued timely to the market.

If a constituent is suspended, Euronext will consider whether the constituent should be removed or not within two trading days. If it is decided to maintain the constituent a further reassessment date will be set. Euronext reserves the right to take action before that date if new developments give reason to do so.

In case a constituent is removed following suspension, it will be removed from the ENSEAIPR Index as soon as possible and on a day announced by Euronext. The company will be removed from the ENSEAIPR Index after the close of the markets assuming a price of zero unless Euronext sets a different price, where possible supported by an objective source.

If it has been announced that a constituent will be delisted from Euronext, it will be removed from the ENSEAIPR Index after the close of the second business day preceding the effective date of the delisting. The constituent will be removed from the ENSEAIPR Index assuming a price of zero unless Euronext sets a different price, where possible supported by an objective source.

Removing assuming a price of zero implies no divisor change because of the removal. If another price is set, the divisor will change based on the removal of the value of that company from the ENSEAIPR Index portfolio when applying that price.

In the event that the trading in shares is suspended, the last known price established during regular daytime trading will be used.

In the event that a company included in the ENSEAIPR Index is split up, the companies resulting from the split, including the original company where appropriate will continue to be included in the ENSEAIPR Index providing they still qualify as an eligible company in their own rights. The ENSEAIPR Index may then temporarily consist of fewer than, or more than its standard number of constituents until the next periodical review takes place.

For the purposes of these rules a split up is taken to mean a legal demerger, a spin-off or another situation which Euronext deems to be similar.

In case the shareholder of the company which was originally included in the ENSEAIPR Index does not automatically receive shares in a company which is created as a result of the split up, this company is considered to be a newly listed company.

The removal of any non-qualifying company resulting from a split up will take place after the close of the first day of trading in the shares of that company. If all companies resulting from the split are to be removed, the removal will take place at the close of the last trading day before the split.

Newly listed companies are considered for inclusion in the ENSEAIPR Index at the time of the periodical index review.

The ENSEAIPR Index will be adjusted for dividends that are special.

The following criteria will be applied to decide whether a dividend should be considered a special dividend:

●The declaration of a company of a dividend additional to those dividends declared as part of the company’s normal results and dividend reporting cycle; merely an adjustment to the timing of the declaration of a company's expected dividend would not be considered as a special dividend circumstance; or

●The identification of an element of a dividend paid in line with a company’s normal results and dividend reporting cycle as an element that is unambiguously additional to the company’s normal payment.

For the purpose of clarification, no adjustment will be made for the following situations:

●Payment of ordinary dividends, irrespective of how they are financed;

●Issue of redeemable shares or any other entitlement in lieu of an ordinary dividend; or

●Unexpected increase or decrease, resumption or cessation, or change in frequency to an ordinary dividend.

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The adjustment of the ENSEAIPR Index takes place by a reduction of the closing price of the share in question. Subsequently the divisor will be adapted in order to maintain the index level. The adjustments will be based on gross amounts.

The ENSEAIPR Index will only be adjusted if the rights represent a positive value on the close before the ex-date.

On the close before the ex-date the close price of the company issuing the rights will be adjusted for the value of the rights. Subsequently the number of shares of the company that is included in the ENSEAIPR Index will be increased in order to maintain the weight of the company in the ENSEAIPR Index.

For bonus issues the number of shares included in the ENSEAIPR Index will be adjusted in accordance with the ratio of the bonus issue.

In case a bonus issue is regarded as an entitlement in lieu of an ordinary dividend it will be treated as an ordinary dividend.

For partial tender offers, Euronext will adjust the divisor of the ENSEAIPR Index if the premium represents more than 5% of the share price of the close on the penultimate trading day before the ex-date (the day prior to the last day before the ex-day). The premium is calculated as the difference between the offered price and the closing price, multiplied by the percentage of the share capital targeted in the offer. An adjusted close is calculated for the company in line with the terms of the tender offer.

Publication

The opening index level of the ENSEAIPR Index is disseminated at the same time as the first intraday calculation of the ENSEAIPR Index is published.

The ENSEAIPR Index is calculated based on the most recent prices of transactions concluded on the main markets in each of the countries that are included in the ENSEAIPR Index. The level of the ENSEAIPR Index is, in principle, published every 15 seconds. The ENSEAIPR Index is calculated from 9:00 a.m. CET until US and Canadian Markets stop regular daytime trading on the days when Euronext Markets are open for trading.

The closing level is the level last disseminated on the trading day.

EURONEXT N.V. DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE EURONEXT SEMICONDUCTORS & AI 10 INDEX OR ANY DATA INCLUDED THEREIN AND EURONEXT N.V. SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. EURONEXT N.V. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF EURONEXT SEMICONDUCTORS & AI 10 INDEX, THE REFERENCE INDEX OR ANY DATA INCLUDED THEREIN. EURONEXT N.V MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO EURONEXT SEMICONDUCTORS & AI 10 INDEX, THE REFERENCE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EURONEXT N.V. HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Euronext Semiconductors & AI 10” is a registered trademark of Euronext N.V. The securities are not sponsored, endorsed, sold or promoted by Euronext N.V., and Euronext N.V. makes no representation regarding the advisability of investing in the securities.